            Confidential

February 26, 2025

Michael W. McCurdy
8 Sagamore Road
Wellesley, MA 02482

Re:    Retention Bonus

Dear Mr. McCurdy,
As you know, Brookline Bancorp, Inc. (“Brookline”) has entered into that certain Agreement and Plan of Merger, by and among Berkshire Hills Bancorp, Inc. (“Berkshire”), Commerce Acquisition Sub, Inc., and Brookline, pursuant to which Brookline and Berkshire intend to combine in a strategic business combination transaction (the “Merger”). In connection with the Merger, the Company would like to incentivize you to remain employed with the Company and the combined business following the Merger, and is pleased to inform you that it has decided to award you a retention bonus in an aggregate amount of $3,000,000 (the “Bonus”), subject to and in accordance with the terms of this letter agreement (the “Agreement”).
1.Payment of Bonus. The Bonus shall be earned and become payable in two equal installments, as follows: (i) fifty percent of the Bonus (the “First Payment”) will become earned and payable to you, for services rendered by you during the First Performance Period, on the first anniversary of the closing date of the Merger, and (ii) fifty percent of the Bonus (the “Second Payment”, and each of the First Payment and the Second Payment are a “Payment”) will become earned and payable to you, for services rendered by you during the Second Performance Period, on the second anniversary of the closing date of the Merger (each, a “Vesting Date”), in each case, subject to your continued employment through the applicable Vesting Date. If earned, each Payment shall be paid to you in cash on or within 30 days following the applicable Vesting Date.
Notwithstanding the foregoing, in the event of a termination of your employment by the Company or its affiliates without Cause, by you for Good Reason, or due to your death or Disability, the Company shall pay you the full amount of any unpaid Payment (including the full First Payment and full Second Payment to the extent unpaid) in a single lump sum cash payment on the first regularly scheduled payroll cycle following the date of termination of employment.
For purposes of this Agreement, “Cause”, “Good Reason” and “Disability” shall each have the meanings set forth in your Employment Agreement and the following terms shall have the meanings set forth below:
“Company” means Brookline, and after the Merger becomes effective, the surviving company in the Merger.

ACTIVE/133176538.12

Michael W. McCurdy
February 26, 2025

“First Performance Period” means the period commencing on the closing date of the Merger and ending on the day prior to the first anniversary of the closing date of the Merger.

“Second Performance Period” means the period commencing on the first anniversary of the closing date of the Merger and ending on the second anniversary of the closing date of the Merger.
2.Additional Limitation.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Agreement, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained for the calendar year in which such state and local taxes are paid from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 2 shall be made by a nationally recognized accounting firm selected by the Company, other than the Company’s external

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Michael W. McCurdy
February 26, 2025

auditor (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.
(d)The Accounting Firm currently retained by the Company, after consultation with you and other Company executives, for rendering advice on certain tax related considerations and making tax related determinations, such as those addressed in this Section 2, is Golden Parachute Tax Solutions LLC. If the Company should elect in the future to retain some other accounting firm to render similar advice and determinations, it will also consult with you, and to the extent that any such determinations may directly affect and be binding upon you individually, such consultations will be undertaken with you in your individual, as opposed to executive, capacity.
3.Amendment and Termination. The Agreement may only be amended by a written instrument executed by the Company and you.
4.No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services between you and the Company or any of its subsidiaries and nothing herein contained shall create and express or implied contract of employment or alter the terms of your existing Employment Agreement, dated as of September 22, 2021, by and among you, the Company, Brookline Bank, and Bank Rhode Island (the “Employment Agreement”).
5.Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws of such Commonwealth.
6.Tax Matters. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments. The Bonus is intended to be exempt from the requirements of Section 409A of the Code as a “short-term deferral.”
7.Integration. This Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and supersedes any written or oral agreement between such parties concerning such subject matter.
8.Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon the Company and you, and its and your respective successors, executors, administrators, heirs and permitted assigns.
9.Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each

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Michael W. McCurdy
February 26, 2025

portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
11.Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to you at the last address you filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.
12.No Transfers. Your right to the Bonus may not be assigned or transferred.

[SIGNATURE PAGE FOLLOWS]

ACTIVE/133176538.12

Michael W. McCurdy
February 26, 2025

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BROOKLINE BANCORP, INC.

By: _________________________________
Name: Paul A. Perrault
Title: Chairman and Chief Executive Officer

EXECUTIVE
___________________________________
Michael W. McCurdy

Signature Page to the Retention Bonus Agreement

ACTIVE/133176538.12